Exhibit 99.1

CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

Bruce Brooks, Interface, Inc.
(404) 543-3530, bruce.brooks@interface.com

FOR IMMEDIATE RELEASE

INTERFACE REPORTS FIRST QUARTER 2016 RESULTS

-- Gross Margin, Operating Margin and Net Income Increased on Lower Revenue --

-- Earnings Per Share of $0.20 Versus $0.19 in Prior Year Period --

-- Board Authorizes $50 million of Share Repurchases --

ATLANTA, Georgia, April 27, 2016 – Interface, Inc. (Nasdaq: TILE), a worldwide carpet tile company and global leader in sustainability, today announced results for the first quarter ended April 3, 2016.

“The earnings power we have created in our business drove improvements in gross profit and net income despite a 6% decline in first quarter revenue,” said Daniel T. Hendrix, Chairman and Chief Executive Officer of the Company. “The first quarter is typically our seasonally slowest period, and last year’s first quarter contained 14 weeks versus 13 weeks this year, which impacts the year over year sales comparison. We continued our trend of gross margin expansion, up 285 basis points versus the first quarter last year, with improvements coming across all of our business units. SG&A expenses were up slightly versus the year ago period, however the revenue decline negatively skewed the figure as a percentage of sales. We trimmed spending where consistent with our strategic plan and continued to invest where we see growth opportunities. As a result of our improved operating structure, we were able to grow net income and earnings per share notwithstanding the lower sales figure.”

First Quarter 2016 Financial Summary & Highlights

Sales: Sales for the first quarter of 2016 were $222.6 million, down 6.1% from sales of $236.9 million in the first quarter of 2015. With foreign currency held constant, sales in the 2016 first quarter decreased 4.5% to $226.3 million, versus $236.9 million in the prior year period.

●	In the Americas, our first quarter sales were down 6% year over year. The sales decrease was mostly due to geographical pockets of weakness in the oil and gas industry in the U.S., Western Canada and South America, as well as customer initiated project delays in our InterfaceServices business. The declines were seen in both the corporate office segment (down 5%) and non-office segments (down 9%), mostly within the government and education sectors. FLOR sales decreased 17% year over year, with volume down across all sales channels except crossover sales by our commercial salesforce. Currency fluctuations negatively impacted sales in the Americas by approximately $1.5 million.

INTERFACE REPORTS FIRST QUARTER 2016 RESULTS	- 2 -

●

In Europe, sales were down 10% (9% in local currency) as a result of the geopolitical and economic troubles that negatively impacted office renovations across the region. Among other issues, the potential Britain exit from the European Union, slowdown in the financial services sector, terror attacks and refugee crisis each weighed heavily on European governments, economies and corresponding business and consumer confidence levels. The decline occurred across the region, with the exceptions of Germany (up 10%) and Southern Europe (up 2%). Currency fluctuations had only a small negative impact (approximately $0.8 million) on the top line results in Europe.

●

In the Asia-Pacific region, our sales were up 3%, primarily due to strength in Southeast Asia and India, partially offset by a decline in China. Fluctuations in the Australian dollar had a $1.4 million negative impact on sales for the quarter.

Operating Income: Operating income in the first quarter of 2016 was $21.0 million, or 9.4% of sales, compared with operating income of $21.4 million, or 9.0% of sales, in the first quarter last year. Fluctuations in currencies negatively impacted first quarter 2016 operating income by approximately $0.3 million compared with the prior year period.

Net Income: Net income during the first quarter of 2016 was $12.9 million, or $0.20 per diluted share. This compares with net income of $12.3 million, or $0.19 per diluted share, in the first quarter last year.

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “The lead story for the first quarter was our continued gross margin expansion, which made up for most of the lost ground at the revenue line. The margin improvement was fueled by lower raw material costs and usage, as well as higher average selling prices. Our SG&A expenses rose $1.6 million year over year, mostly due to marketing initiatives to support our growth platforms, and the softer top line resulted in SG&A expenses climbing to 29.5% of sales. Moving forward, we will closely monitor SG&A spending in relation to demand levels, and we will cut expenses where necessary and consistent with our strategic growth plans.”

Mr. Hendrix concluded, “Operationally, our Company is strong, as evidenced by our greatly expanded gross margin. Our primary focus over the next few quarters will be on increasing sales volume and controlling SG&A expenses, as we realize SG&A expenses of 29.5% of sales is not sustainable. While recent order levels have not been encouraging, we have a number of initiatives underway to accelerate growth of our top line, such as introducing additional new products, enhancing our dealer channel and driving penetration of non-office segments. We also believe there is room for further gross margin expansion through lower raw material and labor costs at our production facilities, selling price increases, product mix management and margin accretive new products. Even though we will be running up against very tough prior year sales comparisons, we continue to forecast a modest sales increase for the full year.”

INTERFACE REPORTS FIRST QUARTER 2016 RESULTS	- 3 -

Share Repurchase Program

The Company also announced that its Board of Directors amended the Company’s share repurchase program to authorize the repurchase of up to $50 million of the Company’s outstanding shares of common stock, commencing as of today. The program has no specific expiration date. Purchases made pursuant to the program may be made in either the open market or in privately negotiated transactions from time to time, including pursuant to a 10b5-1 plan, as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The program does not require the Company to repurchase any specific number or amount of shares and may be amended, suspended or discontinued at any time in the Company’s discretion and without notice.

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, April 28, 2016, at 9:00 a.m. Eastern Time, to discuss its first quarter 2016 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at the following address:

http://edge.media-server.com/m/p/edjkmhfs/lan/en or through the Company's website at:

http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the Interface and FLOR brands. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

INTERFACE REPORTS FIRST QUARTER 2016 RESULTS	- 4 -

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2016, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, the potential dissolution of the euro entirely, or the possibility of the U.K. exiting the European Union, could adversely affect our business, results of operations or financial condition,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “The worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.” Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW –

INTERFACE REPORTS FIRST QUARTER 2016 RESULTS	- 5 -

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	4/3/16	4/5/15

Net Sales	$222,554	$236,904
Cost of Sales	135,922	151,472
Gross Profit	86,632	85,432
Selling, General & Administrative Expenses	65,605	64,032
Operating Income	21,027	21,400
Interest Expense	1,519	1,888
Other Expense (Income), Net	449	1,272
Income Before Taxes	19,059	18,240
Income Tax Expense	6,165	5,918
Net Income	$12,894	$12,322

Earnings Per Share – Basic	$0.20	$0.19

Earnings Per Share – Diluted	$0.20	$0.19

Common Shares Outstanding – Basic	65,685	66,420
Common Shares Outstanding – Diluted	65,723	66,471

Orders from Continuing Operations	$222,100	$256,800

Consolidated Condensed Balance Sheets
(In thousands)	4/3/16	1/3/16
Assets

Cash	$83,212	$75,696
Accounts Receivable	118,698	130,322
Inventory	173,601	161,174
Other Current Assets	31,088	31,216
Total Current Assets	406,599	398,408
Property, Plant & Equipment	212,893	211,489
Other Assets	146,980	146,652
Total Assets	$766,472	$756,549

Liabilities
Accounts Payable	45,839	52,834
Accrued Liabilities	70,837	88,933
Current Portion of Long-Term Debt	12,500	11,250
Total Current Liabilities	129,176	153,017
Long-Term Debt	220,112	202,281
Other Long-Term Liabilities	57,835	58,885
Total Liabilities	407,123	414,183
Shareholders’ Equity	359,349	342,366
Total Liabilities and Shareholders’ Equity	$766,472	$756,549

INTERFACE REPORTS FIRST QUARTER 2016 RESULTS	- 6 -

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In millions)	4/3/16		4/5/15

Net Income		$12.9		$12.3
Depreciation and Amortization		7.5		7.9
Stock Compensation Amortization		1.3		4.4
Deferred Income Taxes and Other Items		2.0		4.4
Change in Working Capital
Accounts Receivable	13.2		29.9
Inventories	(9.4)		(22.4)
Prepaids and Other Current Assets	(0.1)		(5.0)
Accounts Payable and Accrued Expenses	(31.7)		(9.4)
Cash Provided by (Used in) Operating Activities		(4.3)		22.1
Cash Used in Investing Activities		(4.7)		(4.5)
Cash Provided by (Used in) Financing Activities		14.3		(10.4)
Effect of Exchange Rate Changes on Cash		2.2		(3.1)
Net Increase (Decrease) in Cash		$7.5		$4.1

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In millions)

Three Months Ended
4/3/16
Net Sales with Foreign Currency Held Neutral	$226.3
Impact of changes in foreign currency	(3.7)
Net Sales, As Reported	$222.6

Three Months Ended
4/3/16
Operating Income with Foreign Currency Held Neutral	$21.3
Impact of changes in foreign currency	(0.3)
Operating Income, As Reported	$21.0

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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